FOR IMMEDIATE RELEASE
                                                   Contact: John Monaghan
                                                   Telephone: 203-846-2274 x 110
                                                   Facsimile: 203-846-1776
                                                   john.monaghan@soundprints.com


RESERVE BANK OF SOUTH AFRICA REJECTS FIRST APPLICATION FOR JOINT VENTURE BETWEEN CHART STUDIO (PTY) AND TRUDY CORPORATION: APPLICATION TO BE RESUBMITTED.

         Norwalk, Connecticut, April 8, 2002 -- The Chart Studio (Pty) Ltd., Gauteng, South Africa, has advised Trudy Corporation that the Reserve Bank of South Africa has disapproved its application to form a joint venture with Trudy in the name of Studio Mouse LLC, a Connecticut Limited Liability company. The application provided for ownership of Studio Mouse to be held 45% by Chart Studio, 45% by Trudy and the remaining 10% by employees of Chart Studio and Trudy. Warrick Schroder, Publisher of Chart Studio, commented, "It appeared that, in the view of the Reserve Bank, the joint venture relationship did not benefit South African interests to the extent the Reserve Bank would like." This situation will be addressed in a revised application.

         Chart Studio intends to resubmit this application within the next few weeks using counsel for RMB Corvest, the investment banking unit of RMB Bank, Johannesburg, which is a minority stockholder in Chart Studio.

         Studio Mouse LLC was established to capitalize on Trudy's license with the Smithsonian Institution and associated wildlife art jointly owned by the Smithsonian and Trudy's publishing division, Soundprints, and the massive library of educational content owned by Chart Studio for repurposing into multiple trade, mass market and educational book formats. The combination of Chart Studio's access to a wealth of low cost design talent in South Africa with Studio Mouse's `hold no inventory" business model for drop shipping to customers worldwide would be a unique combination among publishers.

         Trudy Corporation was founded in 1947 as a privately owned designer of stuffed toys and became a public company in 1987. Trudy currently owns the exclusive license with the Smithsonian Institution for children's storybooks, read-a-long audio books and companion realistic toy products. It has active distribution into the toy and book trade, the warehouse clubs, mass market retailers as well as schools and libraries. Also, in its distribution portfolio is a mail order catalog and an e-commerce business to the education community and consumers.

         Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These forward-looking statements speak only to the date hereof; Trudy Corporation disclaims any intent or obligation to update these forward-looking statements.


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